                                                Filed Pursuant To Rule 424(b)(1)
                                                    Registration No. 333-106219


PROSPECTUS

                                3,417,606 SHARES

                            DAUGHERTY RESOURCES, INC.

                                  COMMON STOCK

         This Prospectus covers a total aggregate of 3,417,606 shares (the "Shares") of common stock, no par value ("Common Stock") of Daugherty Resources, Inc. (the "Company") that may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"). The Shares may be offered in open market transactions, negotiated transactions, and principal transactions or by a combination of these methods of sale. See "Plan of Distribution".

         Of the total Shares, 2,255,206 are issuable upon conversion or redemption of the Company's 10% Convertible Notes due May 1, 2007, its 4% Convertible Notes due May 1, 2007, and its 8% Convertible Notes Due April 10, 2008 and its 8% Convertible Notes Due May 1, 2008 (collectively, the "Notes"), 950,000 were issued in private placements (the "Private Placements") and 212,400 are issuable upon exercise of warrants included in the Private Placements (the "Warrants"). The issuance of Shares in the Private Placements was exempt from registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), and the issuance of Shares upon conversion or redemption of the Notes and upon exercise of the Warrants will also be exempt from registration under the Securities Act. The agreements covering the Note offerings and the Private Placements (the "Transaction Agreements") granted certain registration rights to the Selling Stockholders. See "Selling Stockholders".

         None of the proceeds from the sale of the Shares by the Selling Stockholders will be received by the Company. The Company has agreed to bear all expenses in connection with the registration and sale of the Shares, other than underwriting discounts and selling commissions. The Company has also agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         On June 25, 2003, the last reported sale price of the Common Stock on the Nasdaq Small Cap Market was $4.77. The Common Stock is traded in the Nasdaq Small Cap Market under the symbol "NGAS".

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 TO READ ABOUT CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE BUYING SHARES OF COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

June 26, 2003

                                TABLE OF CONTENTS

                                                        Page #
Where You Can Find Information                             1
Summary Information                                        1
Risk Factors                                               2
Forward Looking Statements                                 6
Use of Proceeds                                            6
Description of Securities                                  7
Selling Stockholders                                       8
Plan of Distribution                                      13
Certain Other Information                                 14
Experts                                                   15
Legal Matters                                             15
Information Not Required In Prospectus                    16

                         WHERE YOU CAN FIND INFORMATION

         Daugherty Resources, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with those requirements, the Company files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). The Company's reports and other information may be inspected at the Commission's public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Copies of those materials can also be obtained from the Commission's public reference facility at prescribed rates. The materials are also available for inspection and copying at the Commission's regional office located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, as well as the website maintained by the Commission at http:\\www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. Copies of the Registration Statement and its exhibits are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Commission's public reference facility in Washington, D.C. or copied without charge from its website.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON REQUEST, A COPY OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING ANY EXHIBITS) . REQUESTS SHOULD BE DIRECTED TO INVESTOR RELATIONS, DAUGHERTY RESOURCES, INC., 120 PROSPEROUS PLACE, SUITE 201, LEXINGTON, KENTUCKY 40509-1844 OR BY TELEPHONE AT (859) 263-3948.

         This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer in that jurisdiction. No person has been authorized to give any information or to make any representations, other than as contained in this Prospectus, in connection with the offer contained in this Prospectus and, if given or made, the information or representation must not be relied upon. Neither delivery of this Prospectus nor any sale made pursuant hereto shall, under any circumstances, create any implication that there has been no change in the information set forth herein.

                               SUMMARY INFORMATION

         The following material is qualified in its entirety by the more detailed information and financial statements appearing in the Company's periodic reports incorporated herein by reference.

GENERAL

         Daugherty Resources is a natural resources company with assets in oil and gas as well as gold and silver properties. Based in Lexington, Kentucky, the Company focuses on natural gas reserve growth through low risk developmental drilling and acquisitions. The Company specializes in developing its own geological prospects concentrated in the Appalachian Basin.

STRATEGY

         Our strategy is to continue expanding the Company's oil and gas drilling operations, leasehold interests and reserves in its core geographic areas, including its recently acquired Leatherwood Prospect located in the Big Sandy Gas Field in the Appalachian Basin. To implement this strategy, we emphasizes the following elements:

    - Expand drilling operations. We intend to continue developing our oil and gas properties through our interests in drilling partnerships that we sponsor and manage.

    - Acquire additional producing properties. Our acquisition efforts are focused on properties that help build oil and gas reserves in geographic areas where we have established operations and expertise.

    - Reduce drilling risks. We concentrate on drilling development wells on our core prospects rather than exploratory drilling. This helps to reduce the risk levels associated with natural gas and oil drilling and production.

    - Reduce drilling and production costs. By managing drilling programs for the Company and other investors, we generally control drilling and production operations, enabling us to share administrative, overhead and operating costs with our partners, with efficiencies that help reduce drilling and production costs for both.

    - Gold and silver properties. Our objective is to monetize our Alaskan gold and silver properties by seeking a joint venture partner to either provide funds for developing these prospects or acquire them from the Company.

                                  RISK FACTORS

         An investment in the Company involves certain risks. Prospective investors should carefully review the following factors together with the other information contained or incorporated in this Prospectus prior to making an investment decision.

REVENUE FROM OUR OIL AND GAS OPERATIONS OFTEN DEPENDS ON FACTORS BEYOND OUR CONTROL

         The profitability of our oil and gas operations depends upon various factors, many of which are beyond our control, including:

    - Natural gas and crude oil prices, which are subject to substantial fluctuations as a result of variations in supply and demand as well as seasonality and access to transportation facilities;

    - Future market, economic and regulatory factors, which may materially affect our sales of gas production; and

    - Business practices of our competitors in our oil and gas operating sector.

OUR CURRENT OIL AND GAS RESERVES MAY BE DEPLETED

         Unless we continue to acquire additional properties containing proven reserves and expand our reserves through successful exploration and development activities, our reserves will decline as they are produced. This, in turn, will reduce cash flow for future growth as well as the assets available to security financing for capital expenditures.

OUR GOLD AND SILVER PROPERTIES ARE CURRENTLY DORMANT AND UNPROFITABLE

         Our gold and silver properties, located 579 miles southwest of Anchorage, Alaska on a remote island in the Aleutian Chain, are currently undeveloped, dormant and unprofitable. We have no plans to develop these properties independently and instead are seeking either a joint venture partner to provide funds for additional exploration of the prospects or a buyer for the properties. Our ability to find a strategic partner or a viable buyer will depend upon the anticipated profitability of potential production activities as well as the price of gold and silver, which in turn is affected by factors such as inflation, interest rates, currency rates, geopolitical and other factors beyond our control.

         We have not derived any revenues from our gold and silver properties and may never be able to realize any production revenues or sale proceeds from the properties. To retain our interests in the properties, we must expend funds each year to maintain the validity of our gold and silver exploration rights. We may never be able to put our gold and silver properties into production or generate a profit from their operation or sale.

DOMESTICATION

         The Company is currently organized under the laws of the province of British Columbia, Canada. We intend to change our jurisdiction of incorporation from British Columbia to Delaware in a transaction known as "Domestication" under Delaware law (the "Domestication"). Upon the effectiveness of the Domestication, the Company will become a Delaware corporation as if it had originally been incorporated in that jurisdiction, and our corporate franchise in British Columbia will be dissolved. In order to accomplish the Domestication, we must obtain the approval of at least three quarters of out stockholders. In soliciting stockholder approval, we must file a joint proxy statement/prospectus and related registration statement on Form S-4 with the Commission, obtain approval from the British Columbia Registrar of Companies and file a Certificate of Domestication with the state of Delaware. If approved and implemented, the Domestication is intended to enhance stockholder value over the long term by facilitating capital formation, enhancing the marketability of the Common Stock by raising our profile in the capital markets and easing the income tax and accounting complexities associated with multi-jurisdictional operations.

THERE ARE SEVERAL DIFFERENCES IN STOCKHOLDERS' RIGHTS UNDER DELAWARE AND BRITISH COLUMBIA LAW

         There are a substantial number of differences between the British Columbia Company Act ("BCCA") and the General Corporation Law of the State of Delaware ("DGCL") and between our current memorandum and articles under British Columbia law and our proposed certificate of incorporation and bylaws under Delaware law. These differences between the BCCA and the DGCL include the percentage of shares needed to approve matters submitted to a shareholder vote, the ability to require supermajority voting, the ability to provide for cumulative voting, restrictions on business combinations with related parties, the percentage of shareholders needed to act by written consent without a meeting, the right to appoint more than one class of directors, the types of transactions for which statutory appraisal rights are available, the liability and qualification of corporate directors and the remedies for oppression with respect to corporate security holders. The differences between the our current memorandum and articles under British Columbia law and our proposed certificate of incorporation and bylaws as a Delaware corporation include our capitalization, the directors' power to adopt bylaws without stockholder approval, the expanded limitations on director liability, and the ability of the stockholders to take action without meeting.

         The articles of a British Columbia corporation can only be amended upon the approval by a three-fourths supermajority of the votes cast, whereas the DGCL and our proposed certificate of incorporation confer upon the board of directors the power to adopt, amend or repeal bylaws, which may also be adopted, amended or repealed by simple majority vote of the stockholders. The BCCA generally requires that a greater number and diversity of corporate matters be approved by a vote of shareholders than is required by the DGCL. A Delaware corporation may set forth in its certificate of incorporation any greater majority ("supermajority") vote requirement than required by law, thereby helping to assure that the status quo of the matter voted upon is maintained. Our proposed certificate of incorporation under the DGCL does not contain supermajority voting requirements. Under the BCCA, an amendment to a corporation's memorandum requires the approval of a three-fourths supermajority of the votes cast. Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote, unless that level of approval is increased by the certificate of incorporation.

         The BCCA requires all meetings of stockholders to be held in British Columbia unless consent of the British Columbia Registrar of Companies is otherwise obtained. The DGCL provides that meetings of the stockholders shall be held at any place in or out of Delaware as may be designated by or in the manner provided in a corporation's bylaws. Our articles presently provide that a quorum for stockholders' meetings consist of at least two shareholders, present in person or represented by proxy, holding at least 10 percent of the shares entitled to vote. In accordance with the DGCL, our proposed bylaws as a Delaware corporation provide that a quorum consists of a majority of shares entitled to vote, present in person or represented by proxy.

         The BCCA does not provide for cumulative voting. While the DGCL provides for cumulative voting, it does not require that cumulative voting be made available to stockholders. Our proposed certificate of incorporation under the DGCL does not provide for cumulative voting.

         In accordance with the BCCA, our articles provide that one or more stockholders holding not less than five percent of our issued voting shares may give notice to the directors requiring them to call and hold a general meeting. The DGCL provides that a special meeting of the stockholders, for any purpose, may be called by the board of directors or by such person as may be authorized by the certificate of incorporation or bylaws. The BCCA and the Securities Act (British Columbia) require a prescribed form of proxy for use by every stockholder entitled to vote at such meeting, as well as an information circular containing prescribed information regarding the matter to be dealt with at and conduct of the general meeting. The DGCL does not require a Delaware corporation to solicit proxies or provide information regarding matters to be dealt with at meetings other than a special meeting, in which case notice of the special meeting must state the purpose for which the meeting was called.

         The DGCL permits, but does not require, the adoption of a classified board of directors with staggered terms, with each class serving staggered two or three-year terms after the initial term. The BCCA does not specifically provide for the adoption of a classified board of directors, although, presumably, the articles of a British Columbia corporation may include such provisions.

         Under the DGCL, directors may generally be removed, with or without cause, by a vote of the holders of a majority of the shares voted on the matter. Under the BCCA, directors may be removed, with or without cause, upon three-fourths supermajority vote of stockholders.

         The BCCA provides that every director of a corporation, in exercising his powers and performing his functions, shall act honestly and in good faith in the best interests of the corporation and shall exercise the care, diligence and skill of a reasonably prudent person. Delaware case law has developed a similar duty of loyalty and duty of care, which applies to actions by directors. In accordance with the provisions of the BCCA, our articles generally provide for the mandatory indemnification of any director, officer, employee or agent of the Company against all costs, charges and expenses, including attorney's fees, settlement amounts and amounts paid to satisfy a judgment, incurred by reason of his position with the Company if he acted honestly and in good faith with a view to the best interests of the Company and exercised the care, diligence and skill of a reasonably prudent person and, with respect to any criminal action, he had reasonable grounds for believing that his conduct was lawful. Our proposed bylaws as a Delaware corporation provide that the Company will indemnify each director, officer and employee to the fullest extent permitted by the DGCL.

PROVISIONS OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE AND OUR PROPOSED CERTIFICATE OF INCORPORATION AND BYLAWS MAY CONTAIN ANTI-TAKEOVER PROTECTIONS

         Some provisions of the DGCL and our anticipated certificate of incorporation and bylaws may be deemed to provide anti-takeover protections. These include allowance of the issuance of "blank check" preferred stock and advance notice requirements for director nominations and actions to be taken at annual meetings. Those provisions may impede any merger, consolidation, takeover or other business combination involving Daugherty Resources or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Daugherty Resources. See" Description of Securities"

SHARES ELIGIBLE FOR FUTURE SALE MAY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         Sales of substantial amounts of our Common Stock in the public market following the completion of the offering described in this Prospectus could have a materially adverse effect on the market price of our Common Stock. As of June 16, 2003, there were 6,615,233 shares of our Common Stock issued and outstanding. Upon completion of this offering, there will be 3,417,606 additional shares of Common Stock eligible for public resale without restrictions. Sales of substantial amounts of our Common Stock in the public market, or the perception that substantial sales could occur, could adversely affect prevailing market prices of the Common Stock.

         As of June 16, 2003, there were a total of 7,003,289 shares of Common Stock reserved for issuance upon the conversion of our outstanding preferred stock and convertible notes and the exercise of our outstanding warrants and options. These securities are convertible or exercisable at prices that range from fixed prices of $0.85 to $5.00 per share and variable prices depending on the market price of the Common Stock. The conversion and exercise rights for these securities expire on various dates extending to May 1, 2008. There could be a total of 13,618,522 shares of unrestricted Common Stock available within 60 days of the date of this Prospectus through the conversion of preferred stock and Notes and the exercise of warrants and options. The exercise or conversion of these securities, and the resale of the underlying shares of Common Stock, including the Shares being registered herein, could have a dilutive effect on the prevailing market price of our Common Stock.

WE DO NOT ANTICIPATE THE PAYMENT OF ANY CASH DIVIDENDS ON OUR COMMON STOCK

         We have never paid cash dividends on our common equity securities. Our current policy is to retain earnings, if any, to finance the anticipated growth of our business. Any future determination on the payment of dividends will be made at the discretion of our board of directors and will depend upon our operating results, financial condition, capital requirements, general business conditions and other factors as our board of directors deems relevant. From time to time, we may maintain credit facilities to help finance expansion and business development activities. It is likely that any credit facility may limit or restrict our ability to pay cash dividends on the Common Stock. The Domestication, if completed, is not expected to change our dividend policy.

         Our outstanding preferred stock is eligible for non-cumulative ordinary dividends prior and in preference to shares of our Common Stock, when and if declared by our board of directors. We have never paid a dividend on preferred stock

THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE DUE TO AN INEFFECIENT PUBLIC MARKET AND MARKET FLUCTUATIONS

         Our Common Stock is currently traded on the Nasdaq Small Cap Market. The Nasdaq Small Cap Market may not necessarily provide an active public market for the Common Stock. The market price of our Common Stock could be subject to significant volatility in response to variations in results of operations and other factors. In addition, the equity markets in general may experience wide price and volume fluctuations that may be unrelated and disproportionate to the operating performance of particular companies; and the trading price of our Common Stock could be affected by those fluctuations.

SHARES OF OUR COMMON STOCK COULD BECOME "PENNY STOCKS"

         For more than three years prior to the date of this Prospectus, we had net tangible assets (total assets less intangible assets and liabilities) of more than $2 million. As a result, we have qualified as a "substantial issuer" and our Common Stock has been excluded from the definition of a "penny stock" under the Exchange Act. If our net tangible assets were to define below that level, our Common Stock would not be excluded from the definition of a "penny stock," and our stockholders would likely find it more difficult to dispose of or obtain accurate price quotations for their Common Stock.

         In addition, the "penny stock" rules under the Exchange Act would impose regulatory burdens on broker-dealers effecting sales of our Common Stock. For example, broker-dealers selling penny-stocks must, prior to effecting the transaction, provide their customers with a document disclosing the risks of investing in penny stocks.

Furthermore, if the person purchasing the securities is not an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in penny stocks. Accordingly, if our Common Stock were to become subject to the "penny stock" rules, the number of potential purchasers of outstanding shares of Common Stock would be limited. In that event, restrictions imposed under various state securities laws on transferring "penny stocks" would further impair liquidity in our Common Stock.

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALL CAP MARKET

         Although our Common Stock is currently traded on the Nasdaq Small Cap Market, an active trading market may not be sustained. To remain eligible for trading on the Nasdaq Small Cap Market, companies must meet various requirements, including corporate governance standards and a market price above $1.00 per share. These requirements will continue after our Domestication. If our Common Stock were to be delisted, the shares would be quoted on the OTC Bulletin Board, but liquidity in the Common Stock would be impaired.

THIS PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS

         This Prospectus contains forward-looking statements, including statements regarding our ability to develop our oil and gas assets, to make and integrate acquisitions and to expand our reserve base. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

    -    A decline in natural gas production or prices.

    -    Incorrect estimates of required capital expenditures.

    - Increases in the cost of drilling, completion and gas collection or other costs of production and operations.

    -    An inability to meet growth projections.

    -    Governmental regulations. and

    -    Other risk factors discussed or not discussed herein.

         Generally, the use of words such as "believe", "may", "will", "estimate", "continue", "anticipate", "intend", "expect" and similar expressions, as they relate to our business or our management, are intended to identify forward-looking statements.

         We believe that the expectations reflected in these forward-looking statements and the basis or assumptions underlying them are reasonable. However, in light of the risks and uncertainties of our business, the forward-looking expectations, plans, events and circumstances discussed or incorporated by reference in this Prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

         The Shares offered hereby are being registered for the account of the Selling Stockholders. All net proceeds from the sale of the Shares will go to the Selling Shareholder who offers and sells those Shares. The principal purpose of this Prospectus is to enable the Selling Stockholders to hold their Shares without the disadvantages associated with ownership of restricted securities under the Securities Act and, at the election of a Selling Stockholder, to effect an orderly disposition of his Shares from time to time. The Company will not receive any part of the proceeds from sales of the Shares.

                            DESCRIPTION OF SECURITIES

GENERAL

         The Company is authorized to issue up to 100,000,000 shares of the Common Stock and 5,000,000 shares of the its preferred stock, without par value ("Preferred Stock"). As of June 16, 2003, there were 6,615,233 issued and outstanding shares of Common Stock.

         Immediately after the Domestication, the Company's authorized capital stock will consist of 100,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK

         Subject to the rights of holders of the Preferred Stock then outstanding, holders of the Common Stock are entitled to receive any dividends that may from time to time be declared by the Board of Directors of the Company. Holders of the Common Stock are entitled to one vote per share on all matters on which the holders of the Common Stock are entitled to vote. Because holders of the Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock represented at a meeting can select all of the directors. The Company's articles provide that a quorum for stockholders' meetings consists of at least two stockholders present in person or proxy holding at least 10 percent of the shares entitled to vote. The Common Stock is the only class of the Company's capital stock entitled to vote, although holders of our Preferred Stock are entitled to file a dissent to the Domestication.

         Holders of the Common Stock have no preemptive rights to subscribe for any additional securities that the Company may issue, and there are no redemption provisions or sinking fund provisions applicable to the Common Stock, nor is the Common Stock subject to calls or assessments by the Company. All shares of the Common Stock to be outstanding upon completion of the Domestication will be legally issued, fully paid and nonassessable. Upon any liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share equally, share-for-share, in the assets available for distribution after payment to all creditors of the Company, subject to the rights of holders of any outstanding shares of Preferred Stock.

PROVISIONS HAVING POSSIBLE ANTI-TAKEOVER EFFECTS

         The Company's certificate of incorporation and the bylaws to be in effect after the Domestication will contain provisions that could have an anti-takeover effect. These provisions may discourage certain types of transactions that may involve an actual or threatened change of control of the Company.

         The Board of Directors will have broad powers following the Domestication to fix by resolution the powers, preferences and rights of any new series of Preferred Stock. This power could be used to create a class of Preferred Stock that, because of its rights, could discourage a potential takeover. Additionally, the Bylaws will give the Board of Directors power to fill vacancies on the Board without stockholder approval. As a result, an incumbent Board, not a potential bidder, would have control over Board positions in the period between annual meetings of stockholders. The Bylaws will also provide for an advance notice procedure governing business to be brought before an annual meeting of stockholders, which could discourage a potential bidder from taking action at a meeting.

         After the Domestication, the Company will be subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business transaction" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. A "business combination" generally includes a merger, asset or stock sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" generally is a person who, together with affiliates and associates, owns (or within the three prior years did own) 15% or more of a corporation's outstanding voting stock.

         A corporation may, at its option, exclude itself from the coverage of
Section 203 of the DGCL by an appropriate provision in its certificate of incorporation. The certificate of incorporation proposed in the

Domestication will contain this exclusion for William S. Daugherty, the President and Chief Executive Officer of the Company.

EXCHANGE AGENT, TRANSFER AGENT AND REGISTRARS

         The Exchange Agent, Transfer Agent and Registrar for the Common Stock certificates is Pacific Corporate Trust Company.

DIVIDEND POLICY

         The Company has never paid cash dividends on the Common Stock. The current policy of the Company is to retain earnings, if any, to finance the anticipated growth of its business. Any future determination to pay dividends on the Common Stock will be at the discretion of the Board of Directors and will depend upon the Company's operating results, financial condition and capital requirements, as well as general business conditions and any other factors that the Board of Directors deems relevant, subject to restrictions that may be included in the agreements governing any credit facilities. The Company has not paid any dividends on the Preferred Stock.

                                     SELLING

STOCKHOLDERS

BENEFICIAL OWNERSHIP

         The following table sets forth (i) the name of each Selling Stockholder, (ii) the total number of shares of Common Stock owned beneficially by each Selling Stockholder as of the date of this Prospectus, including Shares issuable upon conversion or redemption of the Notes and upon exercise of the Warrants, (iii) the number of Shares to be offered for the account of each Selling Stockholder and (iv) the number and percentage of shares of Common Stock to be owned by each Selling Stockholder after giving effect to this offering.

                                                                           NUMBER AND
                                    NUMBER OF SHARES                      PERCENTAGE OF
                                      BENEFICIALLY       NUMBER OF      SHARES TO BE OWNED
                                     OWNED/PRIOR TO     SHARES TO BE    AFTER THE OFFERING
NAME                                  OFFERING (1)        OFFERED              (2)

                                                                        NUMBER     PERCENT
                                                                        ------     -------
Note Holders:
Dr. Jess L. Lubeck                          8,333            8,333         0          0

Mr. Carl J. Sauer                           8,333            8,333         0          0

Mr. Thomas H. Metcalfe
The Thomas Metcalfe Family
Trust                                       6,667            6,667         0          0

Mr. & Mrs. Gerald & Phyllis
Koop, TTEE
The Koop Family Living Trust
Trust                                      10,000           10,000         0          0

Mr. Hugh E. Matthews                       16,667           16,667         0          0

Mr. Richard F. Heller                      16,667           16,667         0          0

Mr. & Mrs. Norma J. & Robert
L. Simon                                   33,333           33,333         0          0

Mr. & Mrs. Philbert & Yolanda
Goo, Trustees
Goo Family Trust 5/20/1997
Trust                                      20,000           20,000         0          0

Mr. Marvin Goodson, Trustee
CIP FF & E Wilshire Trust                  33,333           33,333         0          0

Mr. George Demas                            7,000            7,000         0          0

Mr. Ron Berg                               20,000           20,000         0          0

Mr. Michael P. Windisch                     5,000            5,000         0          0

Mr. Don Heath
Trust Company of America
FBO Donald Heath MPP
#63798                                     33,333           33,333         0          0

Mr. Andrew S. Prince                        6,667            6,667         0          0

Dr. Randolphe G. Roulier,
TTEE
Toledo Surgical Defined
Benefit Pension Plan                       66,667           66,667         0          0

Mr. & Mrs. Samuel I. & Satoko
Fukuda, TTEE
The Fukuda Living Trust                    26,667           26,667         0          0

Mr. James W. Miller, TTEE
J Miller Descendent Trust                  33,334           33,334         0          0

Mr. & Mrs. Marvin J. & Helga
F. Shered, TTEE
The Shered Family Trust dated
07/03/1990 Trust                           10,000           10,000         0          0

Mr. Daniel Antonio Costales,
TTEE
First Trust Corporation                    33,333           33,333         0          0

Ms. Nelda M. Waldron                       16,667           16,667         0          0

Mr. James W. Miller                        16,667           16,667         0          0

Mr. & Mrs. Gary P & Carla J
Peterson, TTEE
Peterson Family Private
Revocable Living Trust Dated
07/28/98                                   16,667           16,667         0          0

Mr. Robert C. Meyer, TTEE
R. C. Meyer Trust Dated
07/14/94                                   10,000           10,000         0          0

Mr. & Mrs. Roger & Marsha
Woodbury                                   66,667           66,667         0          0

Mr. George A. Riehle                       33,333           33,333         0          0

Mr. Buford H. Mundale                      16,667           16,667         0          0

Mr. Bruce A. Lane                          33,334           33,334         0          0

Mr. Dominic Ramella                        16,667           16,667         0          0

Ms. Sylvia Bunting                         16,667           16,667         0          0

Mr. & Mrs. Walter & Patty
Hamsher                                    33,334           33,334         0          0

Mr. Robert Flynn, Jr.                       8,333            8,333         0          0

Mr. Ronald Berg                            11,842           11,842         0          0

Mr. Konrad Ackerman,
Director
Alpha Capital AG                          222,222          222,222         0          0

Mr. William F. Whelan, TTEE
William F. Whelan Irrevocable
Trust                                      22,222           22,222         0          0

Mr. William F. Whelan, TTEE
William F. Whelan Revocable
Trust                                      22,222           22,222         0          0

Eamonn P. Keegan, TTEE
Keegan Family Partnership
Trust                                      66,667           66,667         0          0

Mr. Thomas H. Metcalfe,
TTEE
The Thomas H. Metcalfe
Family Trust                                6,667            6,667         0          0

Ms. Carol J. Beck                           5,263            5,263         0          0

Mr. & Mrs. Bill & Susan
Jessee                                     35,526           35,526         0          0

Mr. & Mrs. Philbert K. &
Yolanda W.
Goo                                        15,789           15,789         0          0

Aydan S. Kutay                             44,444           44,444         0          0

Mr. Michael Bosley Jr.                     26,645           26,645         0          0

Mr. Gerald Joseph Brown                    21,053           21,053         0          0

Mr. & Mrs. Gerald & Phyllis
Koop, TTEES
The Koop Family Living Trust               13,333           13,333         0          0

Mr. Marvin Goodson, TTEE
CIP FF & E Wilshire Trust                 26,3165           26,316         0          0

Mr. & Mrs. D.J. & Susan
Logemann, TTEE
The Logemann Trust UDT 7-2-
99 Trust                                    5,000            5,000         0          0

Mr. & Mrs. Paul A. & Eunice
E.Garfinkle, TTEES
Paul A. Garfinkle and Eunice
E. Garfinkle Trust                          5,000            5,000         0          0

Samuel & Satoko Fukuda,
TTEE
The Fukuda Living Trust                    13,334           13,334         0          0

Magnus J. Le'Vicki                         22,222           22,222         0          0

Mr. Jess L. Lubeck
Jess L. Lubeck Trust dated
04/29/92                                    6,667            6,667         0          0

Mr. George A. Opitz                        15,000           15,000         0          0

Ms. Julie A. Donahue                       22,222           22,222         0          0

Ms. Mary C. VanDeGraaf                     15,000           15,000         0          0

Mr. Michael P. Monahan,
TTEE
Edward V. Monahan, Inc.
Profit Sharing Plan                        22,222           22,222         0          0

Mr. Don Brott, Director
Calibrated Technologies Inc.               88,889           88,889         0          0

Erika Mitchell                            263,158          263,158         0          0

Ms. Constance J. Boudreau,
TTEE
The Boudreau Family Trust                   8,889            8,889         0          0

Gilbert G. Spencer                         23,529           23,529         0          0

Diane H. Grosso                            29,411           29,411         0          0

Thomas Pray
Ballston Dental Center                     29,412           29,412         0          0

Christopher G. Grosso
Kershner, Grosso & Co.                     23,529           23,529         0          0

Ralph M. Richart                          158,824          158,824         0          0

Patricia Pringle                           23,529           23,529         0          0

Thomas Kershner
Kershner, Grosso & Co.                     47,059           47,059         0          0

Walter O'Hearn                            105,882          105,882         0          0

Marie C. & James J. Keane                 105,882          105,882         0          0

Private Placement Participants

Crestview Capital Fund I, L.P.
(3)                                       120,000          120,000         0          0

Crestview Capital Fund II,
L. P. (3)                                 468,000          468,000         0          0

Crestview Capital Offshore
Fund, Inc. (3)                             12,000           12,000         0          0

Cranshire Capital, L.P. (3)               180,000          180,000         0          0

Baystar Capital II, L.P. (3)              300,000          300,000         0          0

Shemano Group, Inc.                        32,400           32,400         0          0

Jay Schoffner                              50,000           50,000         0          0
                                        ---------        ---------

TOTAL                                   3,417,606        3,417,606         0          0
                                        =========        =========

-----------------------

(1) Beneficial ownership is determined in accordance with the Commission's rules and generally includes voting or investment power with respect to securities.

(2) Assumes that all of the Shares held by the Selling Stockholder and being offered under this Prospectus are sold and that the Selling Stockholders acquire no additional shares of Common Stock before the completion of this offering.

(3) Includes 20% of Shares issuable upon exercise of the Warrants included in the Private Placements.

The information set forth in the foregoing table was provided to the Company by the Selling Stockholders. None of the Selling Sockholders has had any position or other material relationship with the Company or its affiliates during the last three years.

10% CONVERTIBLE NOTES DUE MAY 1, 2007

         The Company issued its 10% Convertible Notes due May 1, 2007 in the aggregate principal amount of $1,020,500 to a limited number of accredited investors in a private placement exempt from registration under the Securities Act. The Notes are convertible by the holders into Common Stock at any time prior to their maturity or redemption at a conversion price of $1.50 per share, or an aggregate of 680,333 Shares. Interest on outstanding Notes is payable semi-annually in arrears on May 1 and November 1 of each year. The Notes are redeemable by the Company in whole or part at 100% of their principal amount plus accrued interest through the redemption date.

4% CONVERTIBLE NOTES DUE MAY 1, 2007

         The Company issued its 4% Convertible Secured Notes due May 1, 2007 in the aggregate principal amount of $465,000 to a limited number of accredited investors in a private placement exempt from registration under the Securities Act. The Notes are convertible by the holders into Common Stock at any time prior to their maturity or redemption at a conversion price of $0.85 per share, or an aggregate of 547,059 shares. Interest on outstanding Notes is payable semiannually in arrears on May 1 and November 1 of each year. The Notes are redeemable in whole or in part by the Company, commencing May 1, 2004, for 100% of their principal amount, plus accrued interest through the redemption date, but only of the closing bid price of the Common Stock equals or exceeds $2.55 per share for five consecutive trading days prior to the notice of redemption.

8% CONVERTIBLE NOTES DUE MAY 1, 2008

         The Company issued its 8% Convertible Notes due May 1, 2008 in the aggregate principal amount of $1,4,00,000 to a limited number of accredited investors in a private placement exempt from registration under the Securities Act. The Notes are convertible by the holders into Common Stock at any time prior to their maturity or redemption at a conversion price of $2.25 per Share or an aggregate of 622,222 Shares. Interest on outstanding Notes is payable monthly, commencing July 1, 2003. The Notes are redeemable by the Company in whole or in part at 100% of their principal amount, plus accrued interest through the date of redemption.

8% CONVERTIBLE NOTES DUE APRIL 10, 2008

         The Company issued its 8% Convertible Secured Notes due April 10, 2008 in the aggregate principal amount of $770,625 to a limited number of accredited investors in a private placement exempt from registration under the Securities Act. The Notes are convertible by holders into Common Stock at any time prior to their maturity or redemption at a conversion price of $1.90 per share, or an aggregate of 405,592 Shares. Interest on outstanding Notes is payable monthly in arrears, commencing July 1, 2003. The Notes are redeemable by the Company in whole or in part at 100% of their principal amount, plus accrued interest through the date of redemption.

THE PRIVATE PLACEMENTS

         On June 13, 2003, the Company completed a Private Placement of 900,000 Shares for a total of $2,565,000 upon the closing of its Transaction Agreement with Crestview Capital Fund I, L.P., Crestview Capital Fund II, L.P., Crestview Capital Offshore Fund, Inc., Cranshire Capital, L.P., and Baystar Capital II, L.P. The Agreement also provided for the issuance of Warrants exercisable for three years at $4.80 per Share. Additional five-year Warrants for a total of 32,400 Shares at the same exercise price were issued to Shemano Group, Inc. as part of its fee for investment banking services in the Private Placement.

         In February 2003, the Company completed a Private Placement of 50,000 Shares with Jay Schoffner, an accredited investor, for a total of $75,000.

TRANSACTION AGREEMENTS

         The Transaction Agreements require the Company to register the Shares for the accounts of the Selling Stockholders. This Prospectus is a part of a registration statement on Form S-3 filed by the Company with the Commission under the Securities Act covering the resale of the Shares from time to time by the Selling Stockholders (the "Registration Statement") in accordance with the Company's undertakings in the Transaction Agreements.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

             - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

             - block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

             - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

             - an exchange distribution in accordance with the rules of the applicable exchange;

             -    privately negotiated transactions;

             -    settlement of short sales;

             - broker-dealers may agree with the Selling Stockholders to sell a specified number of Shares at a stipulated price per share;

             -    a combination of any such methods of sale; and

             -    any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this Prospectus.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their Shares.

         The Company is required to pay all fees and expenses incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            CERTAIN OTHER INFORMATION

         This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information about the Company, reference is made to the Registration Statement, which may be obtained from the Company or inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth on page 1 of this Prospectus.

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         - Annual Report of the Company on Form 10-KSB for the year ended December 31, 2002.

         - Quarterly Report of the Company on Form 10-QSB for the quarter ended March 31, 2003.

         -   Current Report of the Company on Form 8-K, filed on June 16, 2003.

         - Proxy Statement and Information Circular of the Company dated May 15, 2003.

         - All documents filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all Shares offered hereby have been sold or deregistering any Shares then remaining unsold. All of these documents will be deemed to be incorporated herein by reference and to be a part hereof from their respective filing dates.

         Any statement contained in a document incorporated in this Prospectus by reference shall be modified or superseded by the statement contained in this Prospectus to the extent the statement in this Prospectus modifies or supersedes any statement incorporated herein by reference.

                                     EXPERTS

         The Consolidated Financial Statements of Daugherty Resources, Inc. and its Subsidiaries incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 were audited by Kraft, Berger, Grill, Schwartz, Cohen & March LLP, independent auditors.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares being offered hereby has been passed upon for us by Gary M. Smith, Esq., Attorney-at-Law.

                (THE REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)